AMENDMENT TO THE MANAGEMENT AGREEMENT

This Amendment to the Management Agreement ("Amendment") is entered into and effective as of December 1, 2014, between LoCorr Investment Trust, an Ohio business trust (the "Trust") and LoCorr Fund Management, LLC, a Minnesota limited liability company ("Adviser").

WHEREAS, the Trust and Adviser entered into a Management Agreement dated April 11, 2014 (the "Agreement") pursuant to which Adviser provides certain services to the Trust; and

WHEREAS, the parties now desire to amend the Agreement in a manner more particularly described below.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment to Appendix A.     Effective immediately, Appendix A is hereby deleted and replaced with revised Appendix A attached hereto.

2. Capitalized Terms.    All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.  In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall control solely with respect to the subject matter addressed herein.   Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

3. Counterparts.     This Amendment may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute a single agreement.  A copy of this Amendment executed by a party that is provided to the other party via facsimile or other electronic means shall have the same effect as the originally executed copy of this Amendment.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representative.

LOCORR INVESTMENT TRUST    LOCORR FUND MANAGEMENT, LLC

By:      _____/s/ Jon C. Essen______________

By:      _____/s/ Jon C. Essen ___________

Name: ________Jon C. Essen______________

Name: _______Jon C. Essen____________

Title:  ___Treasurer/Trustee_______________

Title:   ________COO_________________

Date:   _____12/1/14_____________________

Date:   ________12/1/14_______________

Appendix A

Series of LoCorr Investment Trust

Fund
Fee
Date of Commencement of
Fund Operations
LoCorr Managed Futures Strategy Fund
See Incremental Advisory Fee
below
March 22, 2011
LoCorr Long/Short Commodities Strategy Fund
See Incremental Advisory Fee
below
January 1, 2012
LoCorr Long/Short Equity Fund
2.45%
May 10, 2013
LoCorr Spectrum Income Fund
1.30%
January 1, 2014
LoCorr Market Trend Fund
1.50%
to be determined

Incremental Advisory Fee for
LoCorr Managed Futures Strategy Fund and LoCorr Long/Short Commodity Strategies Fund

Net Assets per Fund
Incremental
Advisory Fee
$0 - .5 billion
1.50%
$.5 - 1 billion
1.40%
$1 - 1.5 billion
1.30%
$1.5 - 2.0 billion
1.20%
$2.0 - $2.5 billion
1.10%
Over $2.5 billion
1.00%
*